Exhibit 10.2

LICENSE AGREEMENT

This agreement (the “Agreement”), dated the 28th day of March 2008 (the “Effective Date”), is by and between Cephalon, Inc., a Delaware corporation (“Cephalon”), and Acusphere, Inc., a Delaware corporation (“Acusphere”).

INTRODUCTION

1.                                       Acusphere owns the Licensed Patent Rights and the Licensed Know-How.

2.                                       Cephalon is in the business of developing and marketing pharmaceutical products.

3.                                       Acusphere and Cephalon are interested in establishing a licensing relationship pursuant to which Acusphere shall grant Cephalon certain rights and licenses under the Licensed Patent Rights and Licensed Know-How.

NOW, THEREFORE, Cephalon and Acusphere agree as follows:

Article I

Definitions

When used in this Agreement, each of the following terms shall have the meanings set forth in this Article I:

Section 1.1                                      “Affiliate”.  Affiliate means, with respect to a Party, any Person that controls, is controlled by, or is under common control with such Party.  For purposes of this Section 1.1, “control” shall refer to (a) in the case of a Person that is a corporate entity, direct or indirect ownership of fifty percent (50%) or more of the stock or shares having the right to vote for the election of directors of such Person and (b) in the case of a Person that is not a corporate entity, the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

Section 1.2                                      “AI-850™”.  AI-850™ means a pharmaceutical formulation of the active ingredient paclitaxel, which utilizes HDDS Technology™, as described in Investigational New Drug Application (“IND”) #63817 .

Section 1.3                                      “AI-850™ Clinical Data”.  AI-850™ Clinical Data means all pre-clinical and clinical data and databases relating to AI-850™, including without limitation, raw case report files, final study reports, toxicology reports, regulatory information including IND #63817,  and such other information and data as may have been generated during or in connection with the pre-clinical and phase I clinical studies conducted on AI-850™.

Section 1.4                                      “Bankruptcy Code”.  Bankruptcy Code means 11 U.S.C §§ 101-1330, as amended.

Section 1.5                                      “Confidential Information”.  Confidential Information means non-public information disclosed by Acusphere to Cephalon relating to the Licensed Know-How and AI-850™, but excluding the AI-850™ Clinical Data.

Section 1.6                                      “Control”.  Control and cognates thereof means, with respect to any Licensed Know-How, Patent Rights or Confidential Information, the possession by a Party, whether directly or through Affiliates of such Party, of the ability to grant the right to access or use, or to grant a license or the right to disclose or transfer such Licensed Know-How, Patent Rights or Confidential Information, without violating the terms of any agreement or other written arrangement with, or the rights of any Third Party.

Section 1.7                                      “Cover”.  Cover and cognates thereof means, with respect to a product, that, but for a license granted to a Party under a Valid Claim, the Development or Commercialization of such product would infringe such Valid Claim.

Section 1.8                                      “Field”.  Field means oncology therapeutics.

Section 1.9                                      “HDDS Technology™”.  HDDS Technology™ means that certain proprietary porous matrix drug delivery system owned or Controlled by Acusphere, constituting a porous matrix containing a hydrophobic active ingredient that has an enhanced dissolution rate relative to the unprocessed active ingredient.

Section 1.10                                “Licensed Know-How”.  Licensed Know-How means all inventions, methods, processes, techniques, improvements, designs, formulae, specifications, and technical, scientific and business information (including, without limitation, all biological, chemical, pharmacological, toxicological, clinical and assay information, data and analyses), whether or not patentable, which are Controlled by Acusphere and which relate to the HDDS Technology™  as used within the Field(including, without limitation, AI-850™) and in whatever form existing (including, without limitation, paper, notebooks, books, files, ledgers, records, tapes, discs, diskettes, CD-Rom and any other media on which the foregoing can be stored).

Section 1.11                                “Licensed Patent Rights”.  Licensed Patent Rights means (a) the Patent Rights set forth on Exhibit A, and (b) counterparts of the Patent Rights set forth on Exhibit A in any country of the world.

Section 1.12                                “Party”.  Party means Cephalon or Acusphere; “Parties” means Cephalon and Acusphere.

Section 1.13                                “Patent Rights”.  Patent Rights means United States and foreign patents and patent applications and all substitutions, divisions, continuations, continuations-in-part, requests for continued examinations, reissues, reexaminations and extensions thereof.

Section 1.14                                “Person”.  Person means any natural person or any corporation, company, partnership, joint venture, firm or other entity, including without limitation a Party.

Section 1.15                                “Third Party”.  Third Party means any person or entity other than a Party or any of its Affiliates.

Section 1.16                                “Valid Claim”.  Valid Claim means a claim of any issued, unexpired United States or foreign patent, which shall not have been donated to the public, disclaimed, nor held invalid or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision.

Article II

Grant of License; Disclosure of Know-How; Clinical Data

Section 2.1                                      License Grant.  Subject to the terms and conditions of this Agreement, Acusphere hereby grants to Cephalon an exclusive, worldwide, royalty-free right and license under the Licensed Patent Rights and the Licensed Know-How for all applications, uses and purposes in the Field, including without limitation, to develop, make, have made, use, offer for sale, sell and import pharmaceutical formulations and products, including AI-850™.

Section 2.2                                      Disclosure of Licensed Know-How.    During the term of this Agreement, Cephalon shall have access, as reasonably requested by Cephalon, to personnel of Acusphere and its Affiliates at reasonable times during normal business hours and upon prior notice for discussions relating to regulatory, scientific, medical and other technology contained in or relating to the Licensed Know-How.  In addition, to the extent reasonably necessary, Cephalon shall have access to all documents of Acusphere and its Affiliates identified by Cephalon as important as a result of such discussions.

Section 2.3                                      Transfer of Pre-Clinical and Clinical Data.  Within ten (10) days of the Effective Date, Acusphere shall transfer to Cephalon, at Acusphere’s sole cost and expense, all preclinical and clinical data related to HDDS Technology™ in the Field, including AI-850™ Clinical Data,; provided, however, that Acusphere may retain confidential copies of the AI-850™ Clinical Data to demonstrate its compliance with applicable legal requirements.  During the term of this Agreement, Cephalon shall have access, as reasonably requested by Cephalon, to personnel of Acusphere and its Affiliates at reasonable times during normal business hours and upon prior notice for discussions relating to regulatory, scientific, medical and other matters relating to preclinical and clinical data related to HDDS Technology™ in the Field, including the AI-850™ Clinical Data. In addition, to the extent reasonably requested by Cephalon, Acusphere shall provide access to its, and its Affiliates, facilities, personnel and records in connection with any regulatory filings or submissions that Cephalon may make with respect to AI-850™.  After the transfer of the preclinical and clinical data related to HDDS Technology™ in the Field, including AI-850 Clinical Data to Cephalon, Acusphere shall have no right, title or interest in such data.

Section 2.4                                      Sublicensees.  Cephalon shall be entitled to grant one or more sublicenses under the licenses granted pursuant to Section 2.1.  Such sublicenses shall be subject and subordinate to the terms and conditions of this Agreement.

Section 2.5                                      Section 365(n) of the Bankruptcy Code.  All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be, deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code.  The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code.

Section 2.6                                      Right of First Negotiation.  Acusphere retains all of rights to any Patent Rights relating to the HDDS Technology™ in the Field that are created by Acusphere or its Affiliates after the Effective Date (“New Patent Rights”).  Each time Acusphere files a patent application contained in the New Patent Rights, Acusphere shall notify Cephalon in writing.  During the period beginning upon Cephalon’s receipt of each such notice and ending one hundred eighty (180) days thereafter (the “Option Period”), Cephalon shall have the option to notify Acusphere in writing that it desires to enter into an exclusive license to such New Patent Rights.  If Cephalon so notifies Acushere, then for a period of ninety (90) days after such notice, Acusphere shall exclusively negotiate with Cephalon in good faith a definitive agreement for such exclusive license containing customary representations, warranties, covenants and agreements, satisfactory in form and substance to the Parties.

Section 2.7                                      License Payment.  As full consideration for the licenses granted in Section 2.1, within five (5) days after the Effective Date, Cephalon shall make a one-time license payment by wire transfer of immediately available funds to Acusphere of Ten Million U.S. Dollars ($10,000,000).

Section 2.8                                      No Royalties.  Upon payment of the amount set forth in Section 3.1, the licenses granted in Section 2.1 shall be fully paid-up.  No royalty payments shall be due in connection with the Licensed Patent Rights or the Licensed Know-How.

Article III

Intellectual Property Protection and Related Matters

Section 3.1                                      Prosecution and Maintenance of Licensed Patent Rights.

(a)                                  Right to Prosecute and Maintain.  Acusphere shall have the first right and option to file and prosecute any patent applications and to maintain any patents included in the Licensed Patent Rights.  Acusphere shall , with respect to those Licensed Patent Rights that constitute patent applications, (i) provide all draft patent applications to Cephalon sufficiently in advance of filing for Cephalon to have a reasonable opportunity to comment thereon and shall take such comments into consideration in the application filed; (ii) promptly furnish Cephalon with copies of all substantive communications between Acusphere and applicable patent offices relating to such patent applications, and take Cephalon’s comments and suggestions into consideration when framing responses and submissions to such patent offices; (iii) keep Cephalon advised of the status of actual and prospective patent filings included in the Licensed Patent Rights.  Acusphere shall give Cephalon the opportunity to provide comments upon and make requests of Acusphere concerning the preparation, filing, prosecution, protection and maintenance of those Licensed Patent Rights constituting patent applications, and shall consider such comments and requests in good faith; provided, however, that final decision-making authority shall vest in Acusphere.  If Acusphere declines the option to file and prosecute any such patent applications or maintain any such patents, it shall give Cephalon reasonable notice to this effect, sufficiently in advance to permit Cephalon to undertake such filing, prosecution and/or maintenance without a loss of rights.  Thereafter Cephalon may notify Acusphere that it wishes to acquire such patent and/or patent applications, in which case, Acusphere shall, for no additional consideration, assign all of its rights, title and interest in and to such patent and/or patent application to Cephalon, and Cephalon may file and prosecute such patent applications and/or maintain such patent in its sole discretion.

(b)                                 Costs and Expenses.  Each Party shall bear its own costs and expenses in preparing, filing, prosecuting and maintaining Licensed Patent Rights.

(c)                                  Cooperation.  Each Party agrees to cooperate with the other with respect to the filing, prosecution and maintenance of patents and patent applications pursuant to this Section 5.1, including without limitation:

(i)                                     the execution of all such documents and instruments and the performance of such acts as may be reasonably necessary in order to permit the other Party to file, prosecute or maintain patents and patent applications as provided for in Section 4.1(a); and

(ii)                                  making its employees, agents and consultants reasonably available to the other Party (or to the other Party’s authorized attorneys, agents or representatives), to the extent reasonably necessary to enable the prosecuting Party to file, prosecute or maintain patents and patent applications as provided for in Section 4.1(a).

Section 3.2                              Third Party Infringement.

(a)                                  Notifications of Competitive Infringement.  Each Party agrees to notify the other Party when it becomes aware of the reasonable probability of infringement of the Licensed Patent Rights in the Field (“Competitive Infringement”).

(b)                                 Infringement Action.  Within forty-five (45) days (or longer if the Parties mutually agree) of becoming aware of Competitive Infringement, Acusphere shall have the right to institute an infringement suit or take other appropriate action that it believes is reasonably required to protect the Licensed Patent Rights from such Competitive Infringement.  If Acusphere elects to bring suit against an infringer, Acusphere shall keep Cephalon reasonably informed of the progress of the action and give Cephalon a reasonable opportunity in advance to consult with Acusphere and offer its views about major decisions affecting the litigation.  Acusphere shall consider those views in good faith, but shall have the right to control the action.  If Acusphere elects to bring suit against an infringer and Cephalon is joined as a party in such suit (which it shall do if so requested by Acusphere), Cephalon shall have the right to approve counsel selected by Acusphere to represent the Parties, which approval shall not be unreasonably withheld, conditioned or delayed.  The expenses of such suit or suits that Acusphere elects to bring, including any reasonable out-of-pocket expenses of Cephalon incurred in connection therewith, shall be paid for entirely by Acusphere.  If Acusphere does not take action in the prosecution, prevention, or termination of any Competitive Infringement and has not commenced negotiations with the infringer for the discontinuance of such Competitive Infringement within forty-five (45) days (or longer if the Parties mutually agree) of becoming aware of Competitive Infringement, Cephalon may elect to do so.  If Cephalon elects to bring suit against such infringer and Acusphere is joined as a party in such suit (which it shall do if so requested by Cephalon), Acusphere shall have the right to approve counsel selected by Cephalon to represent the Parties, which approval shall not be unreasonably withheld, conditioned or delayed.  The expenses of such suit or suits that Cephalon elects to bring, including any reasonable out-of-

pocket expenses of Acusphere incurred in connection therewith, shall be paid for entirely by Cephalon.  Neither Party shall compromise or settle any litigation in a manner that imposes any obligation on the other Party or that otherwise adversely impacts the development or commercialization of pharmaceutical products related to HDDS Technology™ in the Field, or the patents or patent applications included in the Licensed Patent Rights without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(c)                                  Recoveries.  Any recovery obtained by any Party as a result of any proceeding described in this Section 4.2 or from any claim asserted in a proceeding described in Section 4.3, by settlement or otherwise, shall be applied in the following order of priority:

(i)                                     first, to reimburse each Party for all litigation costs in connection with such proceeding paid by that Party and not otherwise recovered (on a pro rata basis based on each Party’s respective litigation costs, to the extent the recovery was less than all such litigation costs); and

(ii)                                  second, to the Party instituting such proceeding.

Section 3.3                                      Infringement of Third Party Patents.  If a claim alleging infringement of Third Party patents is made against Cephalon, then Cephalon shall defend against such a claim at its cost and expense, but Acusphere may be represented in such event by legal counsel in an advisory capacity at its own expense.  Cephalon shall keep Acusphere informed of the status of the case.

Section 3.4                                      Cooperation.  In the event that either Cephalon or Acusphere takes action pursuant to Section 4.2 or Section 4.3 above, the other Party shall cooperate with the Party so acting to the extent reasonably possible.

Article IV

Confidentiality

Section 4.1                                      Confidential Information.  All Confidential Information disclosed by Acusphere to Cephalon during the term of this Agreement shall not be used by Cephalon except in connection with the activities contemplated by this Agreement (including, without limitation, the licenses granted pursuant to Section 2.1), shall be maintained in confidence by Cephalon (except to the extent reasonably necessary in connection with regulatory filings relating to AI-850™ and/or relating to practicing the Licensed Patent Rights or Licensed Know-How in the Field; for the filing, prosecution and maintenance of Patent Rights; or to develop and commercialize products Covered by the Licensed Patent Rights or Licensed Know-How in the Field), and shall not otherwise be disclosed by Cephalon to any other person, firm, or agency, governmental or private (except consultants, advisors and Affiliates in accordance with Section 5.2), without the prior written consent of Acusphere, except to the extent that the Confidential Information:

(a)                                  was known or used by Cephalon or its Affiliates prior to its date of disclosure to Cephalon; or

(b)                                 either before or after the date of the disclosure to Cephalon is lawfully disclosed to Cephalon or its Affiliates by sources other than Acusphere rightfully in possession of the Confidential Information; or

(c)                                  either before or after the date of the disclosure to Cephalon becomes published or generally known to the public through no fault or omission on the part of Cephalon; or

(d)                                 is independently developed by or for Cephalon or its Affiliates without reference to or reliance upon the Confidential Information; or

(e)                                  is required to be disclosed by Cephalon or its Affiliates to comply with applicable laws or regulations, to defend or prosecute litigation or to comply with legal process.

Section 4.2                                      Employee, Consultant and Advisor Obligations.  Cephalon agrees that it and its Affiliates shall provide Confidential Information received from Acusphere only to its and their respective employees, consultants and advisors who have a need to know such Confidential Information.

Section 4.3                                      Term.  All obligations of confidentiality imposed under this Article V shall expire ten (10) years following termination or expiration of this Agreement.

Article V

Representations and Warranties

Section 5.1                                      Representations of Authority.  Cephalon and Acusphere each represents and warrants to the other that as of the Effective Date it has full right, power and authority to enter into this Agreement and to perform its respective obligations under this Agreement.

Section 5.2                                      Consents.  Cephalon and Acusphere each represents and warrants that as of the Effective Date all necessary consents, approvals and authorizations of all government authorities and other persons required to be obtained by such Party in connection with execution, delivery and performance of this Agreement have been obtained.

Section 5.3                                      No Conflict.  Cephalon and Acusphere each represents and warrants that, as of the Effective Date, the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations and (b) do not conflict with, violate or breach or constitute a default of, or require any consent under, any contractual obligations of such Party, except such consents as have been obtained as of the Effective Date.

Section 5.4                                      Employee, Consultant and Advisor Obligations.  Cephalon and Acusphere each represents and warrants that, as of the Effective Date, each of its and its Affiliates’ employees, consultants and advisors has executed an agreement or has an existing obligation under law obligating such employee, consultant or advisor to maintain the confidentiality of Confidential Information to the extent required under Article V.

Section 5.5                                      Litigation.  Acusphere represents and warrants that there is no pending or, to its knowledge, threatened litigation against it relating to AI-850™, except as disclosed in Exhibit A attached hereto.

Section 5.6                                      Intellectual Property.  Acusphere represents and warrants to Cephalon that, as of the Effective Date, (a) Acusphere owns the entire right, title and interest in and to the Licensed Patent Rights and Licensed Know-How, (b) Acusphere has the right to grant to Cephalon the rights and licenses under the Licensed Patent Rights and Licensed Know-How granted in this Agreement, (c) none of the Licensed Patent Rights was fraudulently procured from the relevant governmental patent granting authority, (d) as of the Effective Date, there is no claim or demand of any Person pertaining to, or any proceeding which is pending or threatened, that asserts the invalidity, misuse or unenforceability of the Licensed Patent Rights or challenges Acusphere’s ownership of the Licensed Patent Rights or Licensed Know-How or makes any adverse claim with respect thereto, and, to the knowledge of Acusphere, there is no basis for any such claim, demand or proceeding, (e) to the knowledge of Acusphere, as of the Effective Date, the Licensed Patent Rights are not being infringed and the Licensed Know-How is not being used by any Third Party, (f) to the knowledge of Acusphere, AI-850™ and the process used to make AI-850™ does not infringe any Third Party Patent Rights, except as disclosed in writing to Cephalon,  and (g) the Licensed Patent Rights include all of the Patent Rights Controlled by Acusphere on the Effective Date which Cover the HDDS Technology™ in the Field or, in the case of patent applications included in the Patent Rights, claims if issued,  would Cover the HDDS Technology™ in the Field .

Section 5.7                                      No Warranties.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, THE PARTIES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED.

Article VI

Term and Termination

Section 6.1                                      Term.  This Agreement shall become effective as of the Effective Date, may be terminated as set forth in this Article VII, and otherwise remains in effect until the expiration of all of the Patent Rights included within the Licensed Patent Rights.

Section 6.2                                      Termination For Material Breach.  Upon any material breach of this Agreement by either Party (in such capacity, the “Breaching Party”), the other Party may terminate this Agreement by providing sixty (60) days’ written notice to the Breaching Party, specifying the material breach.  The termination shall become effective at the end of the sixty (60) day period unless the Breaching Party cures such breach during such sixty (60) day period.

Section 6.3                                      Survival.  Upon expiration or termination of this Agreement for any reason, nothing in this Agreement shall be construed to release either Party from any obligations that matured prior to the effective date of expiration or termination; and the following provisions shall expressly survive any such expiration or termination:  Article II, Section 3.2, Article V, Section 8.1, Section 8.2 and Section 8.15.

Article VII

Miscellaneous Provisions

Section 7.1                                      Indemnification.

(a)                                  Cephalon.  Cephalon agrees to defend Acusphere, its Affiliates and their respective directors, officers, employees and agents at Cephalon’s cost and expense, and shall indemnify and hold harmless Acusphere and its Affiliates and their respective directors, officers, employees and agents from and against any liabilities, losses, costs, damages, fees or expenses arising out of any Third Party claim relating to (i) any breach by Cephalon of any of its representations, warranties or obligations pursuant to this Agreement or (ii) personal injury, property damage or other damage resulting from the development or commercialization in the Field by Cephalon or its Affiliates or sublicensees of a product Covered by any of the Licensed Patent Rights.

(b)                                 Acusphere.  Acusphere agrees to defend Cephalon, its Affiliates and their respective directors, officers, employees and agents at Acusphere’s cost and expense, and shall indemnify and hold harmless Cephalon and its Affiliates and their respective directors, officers, employees and agents from and against any liabilities, losses, costs, damages, fees or expenses arising out of any Third Party claim relating to (i) any breach by Acusphere of any of its representations, warranties or obligations pursuant to this Agreement or (ii) personal injury, property damage or other damage resulting from the development or commercialization outside the Field by Acusphere or its Affiliates or sublicensees of a product Covered by any of the Licensed Patent Rights.

(c)                                  Claims for Indemnification.  A person entitled to indemnification under this Section 8.1 (an “Indemnified Party”) shall give prompt written notification to the person from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any action, suit or proceeding relating to a Third Party claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a Third Party (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a third-party claim as provided in this Section 8.1(c) shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually damaged as a result of such failure to give notice).  Within thirty (30) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Indemnified Party.  If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense.  The Party not controlling such defense may participate therein at its own expense; provided that, if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the Indemnifying Party shall be responsible for the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith; provided, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel for all Indemnified Parties.  The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto.  The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, delayed or conditioned.  The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party without the prior written consent of the Indemnified Party.

Section 7.2                                      Governing Law.  This Agreement shall be construed and the respective rights of the Parties determined according to the substantive laws of the State of Delaware, USA, notwithstanding the provisions governing conflict of laws under such Delaware law to the contrary.

Section 7.3                                      Assignment.  Neither Party may assign this Agreement in whole or in part without the consent of the other Party, except if such assignment occurs in connection with the sale or transfer of all or substantially all of the business and assets of such Party.  Notwithstanding the foregoing, (a) either Party may assign its rights (but not its obligations) pursuant to this Agreement in whole or in part to an Affiliate of such Party and (b) Cephalon may assign the license rights to the Licensed Patent Rights granted pursuant to Section 2.1 hereof without the consent of Acusphere.  .

Section 7.4                                      Entire Agreement; Amendments.  This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all previous arrangements with respect to the subject matter hereof, whether written or oral.  Any amendment or modification to this Agreement shall be made in writing signed by both Parties.

Section 7.5                                      Notices.

Notices to Acusphere shall be addressed to:

Acusphere, Inc.

500 Arsenal Street

Waterton, MA  02472

Attention: Chief Executive Officer

with a copy, which shall not constitute notice, to:

Goodwin Procter LLP

53 State Street

Boston, MA 02109

Attention:  Lawrence S. Wittenberg

Notices to Cephalon shall be addressed to:

Cephalon, Inc.

41 Moores Road

Frazer, PA  19355

Attention:  General Counsel

with a copy, which shall not constitute notice, to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA  02109

Attention:  Steven D. Barrett

Any Party may change its address by giving notice to the other Party in the manner herein provided.  Any notice required or provided for by the terms of this Agreement shall be in writing and shall be (a) sent by registered or certified mail, return receipt requested, postage prepaid, (b) sent via a reputable overnight or international express courier service, or (c) personally delivered, in each case properly addressed in accordance with the paragraph above.  The effective date of notice shall be the actual date of receipt by the Party receiving the same.

Section 7.6                                      Force Majeure.  No failure or omission by the Parties hereto in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement or create any liability if the same shall arise from any cause or causes beyond the control of the Parties, including, but not limited to, the following: acts of God; acts or omissions of any government; any rules, regulations or orders issued by any governmental authority or by any officer, department, agency or instrumentality thereof; fire; storm; flood; earthquake; accident; war; rebellion; insurrection; riot; and invasion.  The Party claiming force majeure shall notify the other Party with notice of the force majeure event as soon as practicable, but in no event longer than ten (10) business days after its occurrence, which notice shall reasonably identify such obligations under this Agreement and the extent to which performance thereof will be affected.

Section 7.7                                      Public Announcements.  Any public announcements or publicity with respect to the execution of this Agreement shall be agreed upon by the Parties in advance of such announcement.

Section 7.8                                      Independent Contractors.  It is understood and agreed that the relationship between the Parties hereunder is that of independent contractors and that nothing in this Agreement shall be construed as authorization for either Acusphere or Cephalon to act as agent for the other.

Section 7.9                                      No Strict Construction.  This Agreement has been prepared jointly and shall not be strictly construed against any Party.

Section 7.10                                Headings.  The captions or headings of the sections or other subdivisions hereof are inserted only as a matter of convenience or for reference and shall have no effect on the meaning of the provisions hereof.

Section 7.11                                No Implied Waivers; Rights Cumulative.  No failure on the part of Acusphere or Cephalon to exercise, and no delay in exercising, any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

Section 7.12                                Severability.  If, under applicable law or regulation, any provision of this Agreement is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement (such invalid or unenforceable provision, a “Severed Clause”), this Agreement shall endure except for the Severed Clause.  The Parties shall consult one another and use reasonable efforts to agree upon a valid and enforceable provision that is a reasonable substitute for the Severed Clause in view of the intent of this Agreement.

Section 7.13                                Execution in Counterparts.  This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

Section 7.14                                No Third Party Beneficiaries.  No person or entity other than Acusphere, Cephalon and their respective Affiliates and permitted assignees hereunder shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

Section 7.15                                No Consequential Damages.  NEITHER PARTY HERETO WILL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, OR FOR LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.  NOTHING IN THIS SECTION 8.15 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY WITH RESPECT TO THIRD PARTY CLAIMS.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

CEPHALON, INC.

By:	/s/ Martin Reeves

Name:	Martin Reeves

Title: VP, Business Development & Strategic Planning

ACUSPHERE, INC.

By:	/s/Sherri C. Oberg

Name:	Sherri C. Oberg

Title: President & CEO

Exhibit A

Pending and Issued Licensed Patent Rights as of the Effective Date

Our Reference	U.S. Patent No.	U.S. Serial No.
ACU 109*	6,395,300	09/433,486
ACU 109 DIV*	6,645,528	09/694,407
ACU 109 DIV (2)*	6,932,983	09/706,045
ACU 109 CIP		10/053,929
ACU 109 CIP DIV		10/924,642
ACU109CIPDIV(2)		10/928,886
ACU110	6,610,317	09/798,824
ACU110REISSUE		11/213,257

* The European counterpart of these patents, EP 1180020, has been granted in Europe and is subject to opposition proceedings in the European Patent Office.